EXHIBIT 99.1

GSI Technology, Inc. Reports Third-Quarter Fiscal 2019 Results

SUNNYVALE, Calif., Jan. 31, 2019 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (Nasdaq: GSIT), a leading provider of memory solutions for the networking, telecommunications and military markets, and developer of the Associative Processing Unit (APU), a highly parallel in-place computing solution, today reported financial results for its third fiscal quarter ended December 31, 2018.

Summary Financial Table (in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Net revenues	$14,702	$12,832	$11,118	$38,800	$31,452
Gross margin (%)	68.3%	62.6%	51.0%	61.5%	51.3%
Operating expenses	$7,803	$8,425	$6,712	$23,675	$20,497
Operating income (loss)	$2,236	$(394)	$(1,037)	$183	$(4,360)
Net income (loss)	$2,262	$(351)	$(1,528)	$265	$(4,780)
Net income (loss) per share, diluted	$0.10	$(0.02)	$(0.07)	$0.01	$(0.23)

“Net revenues and gross margin for the quarter exceeded our guidance, primarily due to increased sales to our largest networking and telecommunications customer, which has seen an increase in their sales as a result of sanctions against certain Chinese vendors. Gross margin improved in the quarter primarily due to increased sales of higher margin products,” stated Lee-Lean Shu, Chairman and Chief Executive Officer. “We’re focusing our R&D investment on the development of the APU, our in-place associative processing solution for Artificial Intelligence applications. Currently, we are testing packaged units of the first silicon wafers. Our hardware and software teams are working on demo boards with the APU for testing by our select alpha customers, which we anticipate shipping later in the year.”

“Looking ahead to the fourth quarter of fiscal 2019, we expect the first shipments of our prototype SigmaQuad radiation hardened SRAM,” continued Mr. Shu. “We expect to make production shipments of fully qualified product later in 2019.”

Commenting on the outlook for GSI’s fourth quarter of fiscal 2019 Mr. Shu stated, “Our current expectations for the upcoming fourth quarter are net revenues in a range of $11.6 million to $12.6 million, with gross margin of approximately 60% to 62%.”

The Company reported net income of $2.3 million, or $0.10 per diluted share, on net revenues of $14.7 million for the third quarter of fiscal 2019, compared to a net loss of $(1.5 million), or $(0.07) per diluted share, on net revenues of $11.1 million for the third quarter of fiscal 2018 and a net loss of $(351,000), or $(0.02) per diluted share, on net revenues of $12.8 million for the second quarter of fiscal 2019, ended September 30, 2018.  Gross margin was 68.3% compared to 51.0% in the prior year period and 62.6% in the second quarter of fiscal 2019.

In the third quarter of fiscal 2019, sales to Nokia were $6.6 million, or 45.2% of net revenues compared to $6.0 million, or 46.6% of net revenues in the prior quarter, and $3.9 million, or 34.7% of net revenues in the same period a year ago.  Military/defense sales were 16.7% of shipments compared to 16.4% of shipments in the prior quarter and 20.7% of shipments in the comparable period a year ago.  SigmaQuad sales were 69.7% of shipments compared to 66.4% in the prior quarter and 54.5% in the third quarter of fiscal 2018.

Total operating expenses in the third quarter of fiscal 2019 were $7.8 million, compared to $6.7 million in the third quarter of fiscal 2018 and $8.4 million in the preceding second quarter. Research and development expenses were $5.2 million, compared to $4.2 million in the prior year period and $5.8 million in the preceding quarter. Research and development expenses in the quarter ended September 30, 2018 included an expense in the amount of approximately $1.0 million related to a non-production mask set for our initial APU product. Selling, general and administrative expenses were $2.6 million compared to $2.5 million in the prior year quarter, and $2.7 million in the preceding quarter.

Third quarter fiscal 2019 operating income was $2.2 million, compared to an operating loss of $(1.0 million) in the comparable period a year ago, and an operating loss of $(394,000) in the prior quarter. Third quarter fiscal 2019 net income included interest and other income of $96,000 and a tax provision of $70,000, compared to $99,000 in interest and other income and a tax provision of $590,000 in the comparable period a year ago; in the preceding quarter, net loss included interest and other income of $145,000 and a tax provision of $102,000.

Total third-quarter pre-tax stock-based compensation expense was $592,000 compared to $535,000 in the comparable quarter a year ago, and $552,000 in the prior quarter.

At December 31, 2018, the Company had $57.1 million in cash, cash equivalents and short-term investments, $10.2 million in long-term investments, $65.5 million in working capital, no debt, and stockholders’ equity of $91.2 million.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2018 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 31, 2019. To participate in the call, please dial 1-800-239-9838 in the U.S., or 1-856-344-9316 for international, approximately10 minutes prior to the above start time and provide Conference ID 6654710. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from January 31, 2019 at 7:30 pm Eastern Time through February 8, 2019 at 11:59 pm Eastern Time by dialing toll free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 6654710. A webcast of the call will be archived on the Company's investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments, and the APU designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly closing process.  Examples of risks that could affect our current expectations regarding fourth quarter revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Hayden IR
Kimberly Rogers
385-831-7337

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2018	2018	2017	2018	2017

Net revenues	$14,702	$12,832	$11,118	$38,800	$31,452
Cost of goods sold	4,663	4,801	5,443	14,942	15,315

Gross profit	10,039	8,031	5,675	23,858	16,137

Operating expenses:

Research & development	5,171	5,752	4,231	15,773	12,726
Selling, general and administrative	2,632	2,673	2,481	7,902	7,771
Total operating expenses	7,803	8,425	6,712	23,675	20,497

Operating income (loss)	2,236	(394)	(1,037)	183	(4,360)

Interest and other income (expense), net	96	145	99	264	300

Income (loss) before income taxes	2,332	(249)	(938)	447	(4,060)
Provision for income taxes	70	102	590	182	720
Net income (loss)	$2,262	$(351)	$(1,528)	$265	$(4,780)

Net income (loss) per share, basic	$0.10	$(0.02)	$(0.07)	$0.01	$(0.23)
Net income (loss) per share, diluted	$0.10	$(0.02)	$(0.07)	$0.01	$(0.23)

Weighted-average shares used in
computing per share amounts:

Basic	21,979	21,844	21,165	21,798	21,003
Diluted	22,769	21,844	21,165	23,139	21,003

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2018	2018	2017	2018	2017

Cost of goods sold	$71	$61	$73	$185	$186
Research & development	330	321	292	974	843
Selling, general and administrative	191	170	170	527	492
	$592	$552	$535	$1,686	$1,521

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2018	March 31, 2018
Cash and cash equivalents	$40,529	$40,241
Short-term investments	16,557	18,124
Accounts receivable	8,160	5,279
Inventory	5,949	5,547
Other current assets	2,558	2,080
Net property and equipment	9,184	8,172
Long-term investments	10,183	7,923
Other assets	10,957	12,174
Total assets	$104,077	$99,540

Current liabilities	$8,213	$7,404
Long-term liabilities	4,657	5,321
Stockholders' equity	91,207	86,815
Total liabilities and stockholders' equity	$104,077	$99,540